Exhibit 99.1

The Trade Desk Appoints Michelle Hulst as Chief Operating Officer

Los Angeles, CA – January 14, 2021 – Global advertising technology leader, The Trade Desk, today announced the appointment of Michelle Hulst as Chief Operating Officer. Hulst will be responsible for global operations, data, commercial enablement, and client services around the world as the company continues to execute on its growth strategy.

Hulst previously served as Executive Vice President, Global Data and Strategy at The Trade Desk. In this position, she has been instrumental in building out partnerships and capabilities across a range of The Trade Desk’s initiatives, including the industry-wide Unified ID 2.0 project, which is an upgrade and alternative to third-party cookies. As COO, Hulst retains oversight of the Global Data Team at The Trade Desk and reports directly to CEO Jeff Green.

“Marketers are becoming more data-driven and deliberate in everything they do, which is driving tremendous momentum and long-term opportunity for The Trade Desk. I’m thrilled that Michelle will apply her expertise and experience to all aspects of our global operations, squarely focused on helping us scale globally,” said Jeff Green, Co-Founder and Chief Executive Officer, The Trade Desk. “Michelle’s appointment as our new COO will enable The Trade Desk to build on its leadership position and bring the full power of data-driven advertising to the world’s leading brands.”

“As The Trade Desk continues to grow, it’s important that we scale all aspects of our operations effectively around the world, whether it’s the way we service our customers, expanding our reach globally, building a global partner ecosystem, or nurturing our unique culture,” said Hulst. “I look forward to my new role as COO, and building on the progress and leadership that The Trade Desk has established in recent years.”

Hulst has more than 15 years of leadership experience in advertising and data management. Prior to The Trade Desk, she was Group Vice President, Marketing and Strategic Partnerships, Oracle Data Cloud. She was recently highlighted in Business Insider as one of the “20 experts working on a high-profile fix” for her work in building a cookie alternative for the advertising industry. Hulst holds a Bachelor of Arts degree from the University of Michigan and a Master of Business Administration from Northwestern’s Kellogg School of Management. She serves on the Board of Directors of the Bank of Hawaii.

About The Trade Desk

The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, and LinkedIn.